Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Hailiang Education Group Inc. on Form F-3 (file No. 333-222271) of our report dated October 18, 2018, with respect to our audits of the consolidated financial statements of Hailiang Education Group Inc. as of June 30, 2018 and 2017 and for each of the three years in the period ended June 30, 2018, which report is included in this Annual Report on Form 20-F of Hailiang Education Group Inc. for the year ended June 30, 2018.

/s/ Marcum Bernstein &Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

October 18, 2018

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumbp.com